                                                                   EXHIBIT 10.21



================================================================================

                              AMENDED AND RESTATED
                               SUBLEASE AGREEMENT

                                 by and between

                        TULSA AIRPORTS IMPROVEMENT TRUST

                                      AND

                            AMERICAN AIRLINES, INC.

                                      FOR
                            CO-LOCATED COMPUTER SITE

================================================================================

                               SUBLEASE AGREEMENT
                        TULSA AIRPORTS IMPROVEMENT TRUST
                                      AND

                            AMERICAN AIRLINES, INC.

                                   I N D E X

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                  ARTICLE I
                                 Definitions

1.1      Definitions  . . . . . . . . . . . . . . . . . . . . . . . . 1
1.2      Rules of Construction  . . . . . . . . . . . . . . . . . . . 2

                                  ARTICLE II
                                     Term

2.1      Term of Agreement  . . . . . . . . . . . . . . . . . . . . . 2
2.2      Options to Extend  . . . . . . . . . . . . . . . . . . . . . 3
2.3      Surrender of Possession; Holding Over  . . . . . . . . . . . 3

                                 ARTICLE III
                        Lessor's Grants; Reservations

3.1      Sublease . . . . . . . . . . . . . . . . . . . . . . . . . . 3
3.2      Aviation Easement  . . . . . . . . . . . . . . . . . . . . . 3
3.3      Reservation of Mineral Rights  . . . . . . . . . . . . . . . 3
3.4      Title to Existing Improvements   . . . . . . . . . . . . . . 4
3.5      Quiet Enjoyment  . . . . . . . . . . . . . . . . . . . . . . 4
3.6      No Joint Venture or Partnership  . . . . . . . . . . . . . . 4

                                  ARTICLE IV
                                     Use

4.1      Use of Leased Premises . . . . . . . . . . . . . . . . . . . 4
4.2      Security Plan  . . . . . . . . . . . . . . . . . . . . . . . 4

                                  ARTICLE V
                         Improvements to the Premises

5.1      Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
5.2      Plans and Specifications.  . . . . . . . . . . . . . . . . . 5
5.3      Effect of New Improvements . . . . . . . . . . . . . . . . . 5
5.4      Removal and Ownership of Airport Structures on Leased
          Premises. . . . . . . . . . . . . . . . . . . . . . . . . . 5
5.5      Radar Screening  . . . . . . . . . . . . . . . . . . . . . . 6
5.6      Fences and Gates . . . . . . . . . . . . . . . . . . . . . . 6

                                  ARTICLE VI
                          Rentals, Fees and Charges

6.1      Land Rentals . . . . . . . . . . . . . . . . . . . . . . . . 6
6.2      Land Rentals, Subsequent Periods . . . . . . . . . . . . . . 6
6.3      No Decrease in Rentals . . . . . . . . . . . . . . . . . . . 7
6.4      Landlord's Lien  . . . . . . . . . . . . . . . . . . . . . . 7
6.5      Place of Payments  . . . . . . . . . . . . . . . . . . . . . 7
6.6      Delinquencies  . . . . . . . . . . . . . . . . . . . . . . . 7

                                 ARTICLE VII
                   Maintenance and Care of Leased Premises

7.1      Maintenance and Care of Leased Premises  . . . . . . . . . . 7

                                 ARTICLE VIII
                           Indemnity and Insurance

8.1      Indemnity - General  . . . . . . . . . . . . . . . . . . . . 8
8.2      Hazardous Substance Compliance and Indemnity . . . . . . . . 8
8.3      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . .10

                                  ARTICLE IX
                          Governmental Requirements

9.1      Governmental Requirements - General  . . . . . . . . . . . .12
9.2      No Liability for Exercise of Powers  . . . . . . . . . . . .13
9.3      Nondiscrimination  . . . . . . . . . . . . . . . . . . . . .13
9.4      Taxes and Other Governmental Charges . . . . . . . . . . . .14
9.5      Domestication  . . . . . . . . . . . . . . . . . . . . . . .14

                                  ARTICLE X
                              Events of Default

10.1     Events of Default Defined  . . . . . . . . . . . . . . . . .14
10.2     Remedies upon Lessee's Default . . . . . . . . . . . . . . .15
10.3     Nonwaiver  . . . . . . . . . . . . . . . . . . . . . . . . .17
10.4     Event of Default by the Lessor, Lessee's Remedies  . . . . .17
10.5     Condemnation . . . . . . . . . . . . . . . . . . . . . . . .17

                                  ARTICLE XI
                            Transfer of Interests

11.1     Assignments by the Lessor and the City . . . . . . . . . . .18
11.2     Assigning, Subletting and Encumbering  . . . . . . . . . . .18

                                 ARTICLE XII
                                Miscellaneous

12.1     Corporate Existence  . . . . . . . . . . . . . . . . . . . .18
12.2     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . .19
12.3     Severability . . . . . . . . . . . . . . . . . . . . . . . .19
12.4     Entire Agreement; Modification . . . . . . . . . . . . . . .19
12.5     Execution of Counterparts  . . . . . . . . . . . . . . . . .19
12.6     Effect of Sundays and Legal Holidays . . . . . . . . . . . .19
12.7     Descriptive Headings; Table of Contents  . . . . . . . . . .20
12.8     Choice of Law; Enforcement . . . . . . . . . . . . . . . . .20
12.9     Force Majeure  . . . . . . . . . . . . . . . . . . . . . . .20
12.10    Construction of Agreement  . . . . . . . . . . . . . . . . .20
12.11    Consent Not Unreasonably Withheld  . . . . . . . . . . . . .20
12.12    Waiver of Depreciation and Tax Credit  . . . . . . . . . . .20
12.13    Recovery of Attorney's Fees and Costs  . . . . . . . . . . .20
12.14    Binding Effect . . . . . . . . . . . . . . . . . . . . . . .21
         Signatures . . . . . . . . . . . . . . . . . . . . . . . . .
         Exhibit "I"  . . . . . . . . . . . . . . . . . . . . . . . .
         Exhibit "II" . . . . . . . . . . . . . . . . . . . . . . . .

                               SUBLEASE AGREEMENT

      This Agreement is entered into between the Tulsa Airports Improvement Trust, a public trust organized under the laws of the State of Oklahoma ("the Lessor") and AMERICAN AIRLINES, INC., a Delaware corporation ("Lessee").

                                R E C I T A L S:

      1. The Lessor leases Tulsa International Airport pursuant to the terms of an Amended Lease between the City of Tulsa, Oklahoma, and the Lessor, dated November 25, 1987, effective as of July 1, 1987, and amended by Amendment No. 1 to Amended Lease Agreement on June 30, 1989, effective as of July 1, 1989, by which amendment the Tulsa Airport Authority, a charter agency of the City, is authorized to manage the Airport on a daily basis for the Lessor.

      2. The Lessor desires to sublease certain lands as hereinafter defined, being situated on said leased property, and Lessee desires to sublease from the Lessor for a term of years, the hereinafter defined premises.

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained to be kept and performed by the parties hereto and upon the provisions and conditions hereinafter set forth, the Lessor and Lessee hereby do agree as follows:

                                   ARTICLE I
                                  Definitions

      Section 1.1 Definitions. Throughout this Agreement, the following words shall have the following meanings, respectively, unless the context clearly shall indicate some other meaning:

      a. Agreement means this Sublease Agreement between the Lessor and Lessee;

      b.    Airport means Tulsa International Airport;

      c. Authority means the Tulsa Airport Authority, a charter agency of the City of Tulsa;

      d.    City means the City of Tulsa, Oklahoma;

      e. EPA means the United States Environmental Protection Agency and any federal, state or local agency, or governmental entity, succeeding to, or being delegated with its jurisdiction, functions, or responsibilities.

      f. FAA means the Federal Aviation Administration of the United States, or any federal agency succeeding to its jurisdiction or function;

      g. FAR means Federal Aviation Regulations and shall include, but not be limited to, all regulations, policies, statements and directives promulgated or issued by the FAA.

      h. Governmental Requirements means all federal, state and local laws, rules, regulations, security plans, and rulings, including all amendments, now in effect or hereinafter enacted;

      i. Leased Premises means the area described and illustrated on Exhibits "I" and "II"; and

      j. Term means the period of time that this Agreement shall be in effect, as set forth in Section 2.1 hereof.

      Section 1.2 Rules of Construction. Throughout this Agreement, unless the context clearly shall require otherwise:

      a.    The singular includes the plural and vice versa;

      b.    The words "and" and "or" shall be both conjunctive and disjunctive;

      c.    The words "all" and "any" mean "any and all";

      d.    The word "including" means "including without limitation";

      e. The word "he" or any other masculine pronoun includes any individual regardless of sex;

      f. Reference to any exhibits shall mean exhibits attached to this Agreement which shall be deemed incorporated by reference; and

      g. Reference to articles or sections respectively shall mean articles or sections of this Agreement.

                                   ARTICLE II
                                      Term

      Section 2.1 Term of Agreement. The Term of this Agreement shall be effective as of the 1st day of December 1983 and shall expire concurrently with the Sublease Agreement by and between the Trustees of the Tulsa Municipal Airport Trust and American Airlines, Inc. dated June 24, 1958, as amended, expiring at 12:00 noon, Tulsa time on January 31, 2038 unless otherwise terminated or canceled. Provided, as of the effective date of termination or cancellation of this Agreement, all obligations which have been incurred by Lessee, or with respect to which Lessee shall be in default, shall survive such termination or cancellation.

      Section 2.2 Options to Extend. Unless otherwise provided herein, this Agreement shall not create any right or option to extend this Agreement beyond the Term stated herein.

      Section 2.3 Surrender of Possession; Holding Over. Except as otherwise expressly provided in this Agreement, at the expiration or sooner termination of the Agreement, or any extension hereof, Lessee agrees to surrender possession of Leased Premises peacefully and promptly to the Lessor in as good condition as existed at the effective date of this Agreement.

      If Lessee shall hold over after the termination of this Agreement, the Lessor may allow Lessee to remain on the Leased Premises as a tenant at will. During such tenancy, Lessee shall pay to the Lessor one and one half (1 1/2) times the rentals, fees and charges set forth herein, and Lessee shall be bound by all of the additional provisions of this Agreement.

                                  ARTICLE III
                         Lessor's Grants; Reservations

      Section 3.1 Sublease. The Lessor hereby offers and subleases to Lessee, and Lessee hereby accepts and subleases from the Lessor, the Leased Premises for the Term of this Agreement, subject to the provisions and conditions herein set forth and at all times subject and subordinate in all respects to the Agreement of Lease between City and Lessor and to the provision of any existing or future agreement between City and the United States of America or between Lessor and the United States of America, for the purposes of construction of an advanced co-located computer facility. Lessee accepts the Leased Premises in the condition in which they exist at the commencement of this Agreement.

      Section 3.2 Aviation Easement. The Lessor reserves the right to take such action as may be necessary to protect the aerial approaches of the Airport against obstruction in accordance with applicable standards or Governmental Requirements, together with the right to prevent Lessee or any other person from erecting or permitting to be erected any antenna, equipment, building or other facility or structure on the Airport (other than any buildings to be constructed in compliance with and pursuant to the plans and specifications approved pursuant to Article V hereof), which would conflict with such standards and Governmental Requirements. The Lessor also reserves for itself, the Authority, and City and their licensees, an aviation easement in, over and across the air space above the Leased Premises and the unrestricted right to subject the Leased Premises to such Airport noise and vibration as may result from the flight of aircraft, warm up of engines, testing of engines or motors and other aviation related activities.

      Section 3.3 Reservation of Mineral Rights. The Lessor reserves all right, title and interest in and to all minerals in, on or under the Leased Premises. Lessee shall not engage in any mining or drilling activities in, on or under the Leased Premises during the Term of this Agreement. "Minerals" as used herein shall mean all mineral substances and deposits whether solid, gaseous, or liquid.

      Section 3.4 Title to Existing Improvements. Title to all improvements which have been made to the Leased Premises as of the execution hereof shall be and remain in the Lessor and the City during the Term and any extended term of this Agreement.

      Section 3.5 Quiet Enjoyment. Unless Lessee shall have defaulted in its obligations hereunder, it shall have quiet enjoyment of the Leased Premises. PROVIDED, HOWEVER, the Lessor MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO THE CONDITION OF THE LEASED PREMISES OR THAT THEY WILL BE SUITABLE FOR LESSEE'S PURPOSES AND NEEDS.

      Section 3.6 No Joint Venture or Partnership. This Agreement shall not be deemed or construed (a) to create any relationship of joint venture or partnership between the Lessor and Lessee, (b) to give the Lessor any interest in the business of Lessee, or (c) to grant to Lessee any powers as an agent or representative of the Lessor, the Authority, or the City for any purpose or to bind the Lessor, the Authority, or the City.

                                   ARTICLE IV
                                      Use

      Section 4.1 Use of Leased Premises. Lessee shall be entitled to use the Leased Premises for all lawful purposes related to the commercial activities which Lessee is specifically authorized to conduct pursuant to this Agreement. Lessee, its representatives, agents and invitees shall have the right, in common with others, of ingress and egress to and from the Leased Premises. The Lessor and the Authority reserve the right to close any means of ingress and egress, so long as other reasonable means of ingress and egress to the Leased Premises are available to Lessee.

      Section 4.2 Security Plan. At its sole cost and expense to the extent applicable, Lessee shall comply with the Airport security plan. Lessee shall require all persons entering the Leased Premises to comply with the Airport security plan and the Airport rules and regulations established by the Authority.

                                   ARTICLE V
                          Improvements to the Premises

      Section 5.1 Title. Lessee shall be entitled to construct new improvements to the Leased Premises. Title to all improvements constructed by Lessee shall be and remain in Lessee during the Term of this Agreement and any extensions or renewals thereof.

However, on or before the expiration of this Agreement, Lessee shall be entitled to remove all improvements which it may make during the Term of this Agreement and any extensions hereof. Provided, however, at the expiration or earlier termination of this Agreement, title to all buildings, structures and improvements on the Leased Premises shall automatically be vested in Lessor.

      Section 5.2 Plans and Specifications. All plans and specifications for new improvements on the Leased Premises shall be prepared by Lessee in compliance with all Governmental Requirements. Lessee shall furnish to the Lessor copies of permits and licenses needed for construction. A construction application, in a form prepared by Authority, and plans and specifications shall be submitted by Lessee to the Lessor for approval. Thereafter, the Lessor shall have thirty (30) days after receipt within which to approve the plans and specifications, or to notify Lessee of any objections thereto. Each objection and the grounds therefor shall be stated separately. Lessee shall have a reasonable time thereafter within which to make any revisions to remove the Lessor's objections. Upon the Lessor's receipt of the final plans and specifications, the Lessor shall have thirty (30) days within which to approve or reject Lessee's revised proposal. After the Lessor's approval of the final plans and specifications, Lessee may proceed with construction. Construction shall be substantially in accordance with the approved plans and specifications. Upon completion of construction, Lessee shall furnish to the Lessor one (1) complete set of reproducible "as built" plans and specifications.

      Section 5.3 Effect of New Improvements. Construction of new improvements on the Leased Premises shall not be permitted to adversely affect existing improvements, other Airport tenants, Airport property or other property contiguous to the Airport.

      Section 5.4 Removal and Ownership of Airport Structures on Leased Premises. Lessee may not remove or otherwise alter any improvement to the Leased Premises owned by the Lessor or the City without prior written consent of the Lessor. Lessee may request permission, in writing, to remove or alter such improvements. Within thirty (30) days of receipt of such written request, the Lessor shall notify Lessee of either the rejection or approval of the request. Ownership and title to all improvements removed from or altered on the Leased Premises shall remain in the Lessor and the City. Removal, storage, maintenance, transportation and disposal of the improvements shall be made at Lessee's sole cost.

      Section 5.5 Radar Screening. Lessee agrees to install at its sole cost, in conformity with FAA and Authority requirements and regulations, all radar screening or other material necessary to prevent or eliminate any radar ghosting or interference caused by, any new construction, modification, rehabilitation, or other development of, the Leased Premises.

      Section 5.6 Fences and Gates. If any part of the Leased Premises, or the improvements thereon, are enclosed within the secure area ("the Security Line") of the Airport, Lessee shall provide all materials and labor, at its sole cost, necessary to comply with the Airport Security Plan and FAR Part 107 (Airport Security). Lessee shall pay for the cost of all additional gates or doors required for access by Lessee and its employees, business invitees, or others from the landside of the Airport to the airside of the Airport through the Security Line. At all security gates or doors on the Leased Premises, Lessee shall install (a) communication devices which shall be connected to the Airport phone system; and (b) an entry card system approved by the Authority pursuant to the Airport Security Plan submitted to and approved by the FAA. Any alteration of the communication devices or entry card system, which may be necessitated by a change in Authority or FAA requirements shall be made at the expense of Lessee.

                                   ARTICLE VI
                           Rentals, Fees and Charges

      Section 6.1 Land Rentals. The Leased Premises, as particularly described in Exhibit "I" and "II" contain approximately 2.7 acres of land, more or less. Said acreage is formerly a part of the TMAT Leased Premises which were leased by City to TMAT to Lessee for its Maintenance & Engineering Base at the Airport ("Base Premises"). Consideration of Lessee's operation and maintenance of the Base Premises and the recognition that the deletion of the Leased Premises from the TMAT facilities did not result in a diminution of rentals paid thereunder, TAIT shall charge Lessee an initial annual rental of Twelve Thousand Dollars ($12,000.00) per year, to be paid on or before the 1st day of December of each year of the term hereof.

      Section 6.2 Rentals, Subsequent Periods. The land rentals shall be adjusted each five (5) year period of the term, with the first readjustment to be in calendar 1998. TAIT shall, at least sixty (60) days prior to the expiration of this current five (5) year period of the term hereof, notify Lessee of the rentals for the next succeeding five (5) year period of the term. Said rentals shall be calculated by taking the rental rate and adjusting the same based upon the Implicit Price Deflator Index for Gross National Product, published by the Bureau of Economic Analysis of the United States Department of Commerce (or successor index) by comparing the percentage change in the Index as follows: (i) for the next five (5) year period of the term hereof, comparison shall be made of the Index for the second quarter 1996 (Base Year) and the second quarter 1998; (ii) for the next five (5) year period of the term hereof, comparison shall be made of the second quarter 1998 and the second quarter 2003. Said procedures shall be utilized for each five (5) year period thereafter of the term hereof or any extensions or renewals of the term.

      Section 6.3 No Decrease in Prevailing Lease Rate. The rentals for any succeeding rental period shall not be, in any event, less than the Prevailing Lease Rate established for the preceding rental period. The rental so determined shall be payable in the same manner as set forth in this Article.

      Section 6.4 Landlord's Lien. The Lessor shall have the first lien, paramount to all others, on every right and interest of Lessee in this Agreement, on all improvements, equipment and fixtures to the Leased Premises. The lien is granted for the purpose of securing the payment of rentals, fees, charges, taxes, assessments, liens, penalties and damages herein covenanted to be paid by Lessee, and for the purpose of securing the performance, all and singular, of the covenants, conditions and obligations of this Agreement to be performed and observed by Lessee. This lien shall be in addition to all rights of a landlord given under the laws of the State of Oklahoma.

      Section 6.5 Place of Payments. All sums payable by Lessee hereunder shall be delivered to:

                  Tulsa Airports Improvement Trust
                  Department 598
                  Tulsa, Oklahoma 74182

      Section 6.6 Delinquencies. In addition to any remedy available to it hereunder, the Lessor may impose as additional rental a delinquency charge on all overdue payments, at the rate of eighteen percent (18%) per annum or the then maximum rate allowed by law, whichever is greater and allowed by law.

                                  ARTICLE VII
                    Maintenance and Care of Leased Premises

      Section 7.1 Maintenance and Care of Leased Premises. Lessee shall perform all maintenance, including all repairs relative to heating, electrical, plumbing and air conditioning systems; roofs; walls; structure; structural improvements and paving on the Leased Premises. Lessee also shall perform mowing of, and snow removal from, the Leased Premises. Lessee at all times shall keep in a clean and orderly condition and appearance all of the Leased Premises and all of Lessee's fixtures, equipment and personal property which are located thereon. Lessee shall not commit or suffer to be committed any nuisance on the Leased Premises. Lessee shall conduct its operations in an orderly and proper manner so as not to annoy, disturb, or be offensive to others at the Airport. Lessee shall take all reasonable measures to keep the sound level of its operations as low as reasonably possible. Lessee shall not permit the accumulation of any rubbish, trash or other waste material. Except in tanks and in the manner approved by appropriate governmental authorities, Lessee shall not store any gasoline or other material likely to give off fumes or gases or any material likely to constitute a fire, safety or security hazard on the Leased Premises. Lessee shall not cause or permit any hazardous or flammable substance to be used, stored, generated or disposed of on the Airport or Leased Premises.

                                  ARTICLE VIII
                            Indemnity and Insurance

      Section 8.1 Indemnity - General. Lessee shall indemnify, protect, defend and hold completely harmless, the Lessor, the Authority, and the City, and their trustees, officers, councilors, agents and employees from and against all liability, losses, suits, claims, judgments, fines or demands arising from injury or death of any person or damage to any property, including all reasonable costs for investigation and defense thereof (including attorney fees, court costs, and expert fees), of any nature whatsoever arising out of or incident to this Agreement, Lessee's use or occupancy of the Leased Premises, the Airport, or the rights, licenses, or privileges granted Lessee herein, or the acts or omissions of Lessee's officers, agents, employees, contractors, subcontractors, licensees, or invitees, regardless of where the injury, death or damage may occur, unless such injury, death or damages is caused by the sole negligence of the Lessor. the Lessor shall give notice to Lessee of any such liability, loss, suit, claim or demand, and Lessee shall defend the same using counsel reasonably acceptable to the Lessor. The provisions of this section shall survive the expiration or early termination of this Agreement.

      Section 8.2 Insurance. Lessee shall maintain in force during the Term and any extended period commercial public liability and property damage insurance in comprehensive form including but not limited to airport liability, aircraft liability, broad form property damage, personal injury and any excess liability in umbrella form, with such coverage and limits as reasonably may be required by the Lessor from time to time, but in no event for less than the sum of One Million Dollars ($1,000,000) combined single limit. The insurance shall be issued by an insurer licensed to do business in the State of Oklahoma.

      Lessee agrees to maintain contractual liability insurance to insure Lessee's obligation to indemnify and hold the Lessor, Authority, and City, their councilors, trustees, agents, officers, servants, and employees harmless and in accordance with the indemnification provisions of this agreement.

      Concurrent with the execution of this Agreement, Lessee shall provide proof of insurance coverage by providing a certificate of Lessee's insurance coverage, a copy of the declarations page of the insurance policy, and a copy of all endorsement(s) applicable to the insurance required herein. The certificate(s) of insurance, or endorsement(s) attached thereto, shall provide that (a) the insurance coverage shall not be canceled, changed in coverage, or reduced in limits without at least thirty (30) days prior written notice to the Lessor, (b) the Lessor, the Authority, and the City, and their trustees, councilors, agents, officers, servants, and employees are named as additional insureds, (c) the policy shall be considered primary as regards any other insurance coverage the Lessor or the Authority may possess, including any self-insured retention or deductible the Lessor or the Authority may have, and any other insurance coverage the Lessor or the Authority may possess shall be considered excess insurance only, (d) the limits of liability required therein are on an occurrence basis, and (e) the policy shall be endorsed with a severability of interest or cross-liability endorsement, providing that the coverage shall act for each insured and each additional insured, against whom a claim is or may be made in a manner as though a separate policy had been written for each insured or additional insured; however, nothing contained herein shall act to increase the limits of liability of the insurance company.

      Any deductibles must be declared in writing to and approved by the Lessor. At the option of the Lessor, either (a) the Lessee shall reduce or eliminate such deductibles as respects the Lessor, the Authority, the City, and their trustees, councilors, agents, officers, and employees or (b) Lessee shall procure a bond equal to the amount of such deductibles or self-insured retentions guaranteeing payment of losses and related investigations, claims administration and defense expenses (including attorneys' fees, court costs and expert fees).

      If the insurance coverage required herein is canceled, changed in coverage or reduced in limits, Lessee shall, within fifteen (15) days, but in no event later than the effective date of cancellation, change or reduction, provide to the Lessor a certificate showing that insurance coverage has been reinstated or provided through another insurance company. Upon failure to provide such certificate, without further notice and at its option, the Lessor either may, in addition to all its other remedies (a) exercise the Lessor's rights as provided in the default provisions of this Agreement, or (b) procure insurance coverage at Lessee's expense whereupon Lessee promptly shall reimburse the Lessor for such expense. Lessee shall indemnify, protect, defend and hold the Lessor, the Authority and the City, and their trustees, councilors, officers, agents and employees completely harmless from and against all liability, losses, suits, claims, judgments, fines or demands arising from injury or death of any person or damage to any property, including all reasonable costs for investigation and defense thereof (including attorney fees, court costs, and expert fees), of any nature whatsoever arising out of or incident to this Agreement, Lessee's use or occupancy of the Airport premises, the rights, licenses, or privileges granted Lessee's employees, contractors, subcontractors, licensees, agents or invitees, regardless of where the injury, death or damage may occur, unless such injury, death or damage is caused by the sole negligence of the Lessor. the Lessor shall give notice to Lessee of any such liability, loss, suit, claim or demand, and Lessee shall defend same using counsel reasonably acceptable to the Lessor. The provisions of this section shall survive the expiration or early termination of this Agreement.

      Section 8.3 Hazardous Substance Compliance and Indemnity. Lessee shall not cause or permit any "Hazardous Substance" as hereinafter defined, to be brought upon, generated, stored, or used in or about the Leased Premises by Lessee, its agents, employees, contractors, or invitees, except for such Hazardous Substance of the type and quantity as is necessary to Lessee's business and with prior written notice to the Lessor. Any Hazardous Substance permitted on the Leased Premises as provided herein, and all containers therefor, shall be used, kept, stored, and disposed of in a manner that complies with all federal, state and local laws or regulations applicable to this Hazardous Substance.

      Lessee shall not cause or permit, release, discharge, leak, or emit, nor permit to be discharged, leaked, released, or emitted, any Hazardous Substance into the atmosphere, ground, storm or sewer system, or any body of water, ditch, stream, if that Hazardous Substance (as is reasonably determined by the Lessor, or any governmental authority) does or may pollute or contaminate the same, or may adversely affect (a) the health, welfare, or safety of persons, whether located on the Leased Premises or elsewhere, or (b) the condition, use or enjoyment of the building, facilities or any other real or personal property. Operator shall fully and timely comply with all applicable federal, state and local statutes, ordinances and regulations relating to protection of the environment, including, without limitation, 42 U.S.C. Sections 6991-6991i.

      a. Disclosure. At the commencement of each year of the term hereof, Lessee shall disclose to the Lessor the names and approximate amounts of all Hazardous Substance that Lessee intends to store, use, or dispose of on the Leased Premises in the first year of the Term hereof. In addition, at the commencement of each additional year of the Term hereof, beginning with the second year, Lessee shall disclose to the Lessor the names and amounts of all Hazardous Substances that were actually used, stored, or disposed of on the Leased Premises if those materials were not previously identified to the Lessor at the commencement of the previous lease year.

      b. Compliance Action. Lessee shall, at Lessee's sole expense, clean-up, remove, and remediate (1) any hazardous substances in, on, or under the Leased Premises in excess of allowable levels established by all applicable federal, state and local laws and regulations, and (2) all contaminants and pollutants, in, on, or under the Leased Premises that create or threaten to create a substantial threat to human health or the environment and that are required to be moved, cleaned up, or remediated by any applicable federal, state, or local law, regulation, standard or order. This obligation does not apply to a release of hazardous substances, pollutants, contaminants, or petroleum products that existed on the Leased Premises prior to the execution of the agreement caused solely by the act or omission of the Authority or a third party for whom the operator is not responsible (e.g. not a customer, invitee, employee, agent, or person having any contractual or business relationship with Lessee).

      c. Definition of Hazardous Substances. Hazardous Substances: As used herein, the term "hazardous substances" means and includes any and all substances, chemicals, waste, sewage or other materials, which are now or hereafter regulated, controlled or prohibited by any local, state, or federal law or regulation requiring removal, warning or restrictions on the use, generation, disposal or transportation thereof, including, without limitation (a) any substance defined as a "hazardous substance", "hazardous material", "hazardous waste", "toxic substance", or "air pollutant" in the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C. Section 9601 et seq., The Hazardous Materials Transportation Act (HMTA), 49 U.S.C. Section 1801 et seg., The Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seg., Federal Water Pollution Control Act (FWPC), 33 U.S.
            Section 1251 et seg., or the Clean Air Act (CAA), 42 U.S.C. Section 7401 et seq., all as amended and amended hereafter; (b) any substance defined as a "hazardous substance", "hazardous waste", "toxic substance", "extremely hazardous waste", "RCRA hazardous waste", "waste", "hazardous material" or "controlled industrial waste", as defined in the Oklahoma Industrial Waste Disposal Act, 63 O.S. Sections 1-2000 et seq.; (c) any hazardous substance, hazardous waste, toxic substance, toxic waste, hazardous material, waste, chemical, or compound described in any other federal, state, or local statute, ordinance, code, rule, regulation, order, decree, or other law now or at any time hereafter in effect, regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous substance, chemical, material, compound or waste. As used herein, the term "hazardous substances" also means and includes, without limitation, asbestos, flammable, explosive or radioactive materials; gasoline; oil; motor oil; waste oil; petroleum (including without limitation, crude oil, or any fraction thereof); petroleum based products; paints and solvents; leads; cyanide; DDT; printing inks; acids; pesticides; ammonium compounds; polychlorobiphenyls; and other regulated chemical products.

      d. Indemnity Non-Compliance/Notice of Violation. Lessee hereby fully agrees that it shall be fully liable for all costs and expenses related to the use, storage, and disposal of Hazardous Substances kept on the Leased Premises by Lessee, and the Lessee shall give immediate notice to the Lessor of any violation or potential violation of the provisions hereof. Without limiting any provisions of this Agreement, Lessee shall defend, indemnify, and hold harmless the Lessor, the Authority, the City, and their trustees, councilors, officers, agents, and employees from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses (including, without limitation, attorneys' and consultants' fees, court costs, and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to (a) any liabilities, damages, suits, penalties, judgments and environmental cleanup, removal, response, assessment, or remediation costs, arising from actual, threatened or alleged contamination of the Leased Premises. Lessee's obligation under this section shall survive termination or expiration of this agreement; (b) the presence, disposal, release, or threatened release of any such Hazardous Substance that is on, from, or affecting the soil, water, vegetation, buildings, personal property, persons, animals, or otherwise; (c) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to that Hazardous Substance; (d) any lawsuit brought or threatened, settlement reached, or government order relating to that Hazardous Substance; or (e) any violation of any laws applicable thereto. The provisions hereof shall be in addition to any other obligations and liabilities Lessee may have to the Lessor at law or equity and shall survive the transactions contemplated herein and shall survive the termination of this Agreement.

                                   ARTICLE IX
                           Governmental Requirements

      Section 9.1 Governmental Requirements - General. Lessee shall comply with all Governmental Requirements applicable to

Lessee's use and operation of the Leased Premises. Without limiting the generality of the foregoing, Lessee shall at all times use and occupy the Airport in strict accordance with all rules, regulations and security plans that may be imposed by the FAA or the Lessor, the Authority or the City with respect to the Airport and operations thereof.

      Lessee shall procure, and require all its subsidiaries or assignees to procure, from all governmental authorities having jurisdiction over the operation of Lessee hereunder, all licenses, franchises, certificates, permits or other authorizations which may be necessary for the conduct of Lessee's business on the Leased Premises.

      Lessee shall require its guests and invitees and those doing business with it to comply with all Governmental Requirements relating to the conduct and operation of Lessee's business on the Leased Premises.

      Section 9.2 No Liability for Exercise of Powers. Neither the Lessor, the Authority, nor the City shall be liable to Lessee for any diminution or deprivation of its rights which may result from the proper exercise of any power reserved to the Lessor, the Authority or the City in this Agreement; Lessee shall not be entitled to terminate this Agreement by reason thereof, unless the exercise of such power shall interfere with Lessee's rights hereunder so as to constitute a termination of this Agreement by operation of law.

      Section 9.3 Nondiscrimination. Lessee, and its successors in interest, and assigns, as a part of the consideration hereof, does covenant and agree hereby, as a covenant running with the land, that in the event facilities are constructed, maintained or otherwise operated on property described in this Agreement for a purpose for which a Department of Transportation program or activity is extended or for another purpose involving the provisions of similar services or benefits, Lessee shall remain and operate such facilities and services in compliance with all other requirements imposed pursuant to Title 49 CFR Part 21, (Nondiscrimination in Federally-Assisted Programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964), Part 23, (Participation by Minority Business Enterprises and DOT Programs) and Part 27 (Nondiscrimination on Basis of Handicap and Programs and Activities Receiving or Benefiting from Federal Assistance) and the regulations promulgated thereunder or may hereafter be amended.

      Lessee, and its successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree, as a covenant running with the land, that (1) no person shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination in the use of said facilities on the grounds of race, color, creed, national origin, or handicap,

(2) in the construction of any improvements on, over or under such land, and the furnishings of services thereon, no person shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination in the use of said facilities, on the grounds of race, color, creed, national origin, or handicap, (3) Lessee shall use the Leased Premises in compliance with all other requirements imposed by or pursuant to Title 49 CFR Part 21, (Non-discrimination in Federally-Assisted Programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964), Part 23, (Participation by Minority Business Enterprises and DOT Programs) and Part 27 (Nondiscrimination on Basis of Handicap and Programs and Activities Receiving or Benefiting from Federal Assistance) and the regulations promulgated thereunder or may hereafter be amended.

      To the extent applicable, Lessee assures that it will undertake an Affirmative Action Program as required by 14 CFR Part 152, Subpart E, to ensure that, on the grounds of race, color, creed, national origin or sex, no person shall be excluded from participating in any employment activities covered in 14 CFR Part 152, Subpart E. Lessee assures that it will require that its covered suborganizations provide assurances to the Lessor that they similarly will undertake Affirmative Action Programs and that they will require assurances from their suborganizations as required by 14 CFR Part 152, Subpart E to this same effect.

      Section 9.4 Taxes and Other Governmental Charges. Lessee shall pay, as the same become due, all taxes and governmental charges of any kind whatsoever that at any time lawfully may be assessed or levied against or with respect to Lessee's improvements, machinery, equipment or other property installed or used upon the Airport, including any ad valorem or personal property tax that may be assessed against any leasehold interest or estate created by this Agreement. In good faith and with due diligence, Lessee may contest any such taxes or governmental charges.

      Section 9.5 Domestication. If Lessee is a foreign corporation, it shall domesticate its corporate status within the State of Oklahoma. Lessee shall obtain a certificate of good standing from the Secretary of the State of Oklahoma and provide to the Lessor such evidence of good standing as the Lessor from time to time reasonably may require.

                                   ARTICLE X
                               Events of Default

      Section 10.1 Events of Default Defined\Cure. The following shall be "events of default" under this Agreement, and the terms "events of default" or "default" shall mean, whenever they are used herein, any one or more of the following:

      a. Lessee shall fail to pay when due and owing any rentals, fees or charges payable hereunder and such nonpayment shall continue for thirty (30) days after written notice thereof by the Lessor;

      b. Lessee shall (1) mortgage, pledge or encumber, any portion of its interest in this Agreement; (2) subject the Leased Premises to any lien of whatsoever nature, or (3) transfer, sublease or assign, either voluntarily or by operation of law, any portion of its interest in this Agreement, except in accordance with the provisions hereof;

      c. Lessee shall terminate its corporate structure, except as permitted herein;

      d. Lessee shall file a petition requesting relief or institute a proceeding under any act, state or federal, relating to the subject of bankruptcy or insolvency; or an involuntary petition in bankruptcy or any other similar proceeding shall be instituted against Lessee and continued for ninety (90) days; or a receiver of all or substantially all of the property of Lessee shall be appointed and the receiver shall not be dismissed for thirty (30) days; or the Lessee shall make any assignment for the benefit of the Lessee's creditors;

      e. Lessee shall abandon, desert, or vacate the Leased Premises voluntarily;

      f.    Lessee shall fail to comply with insurance requirements imposed in
            Section 8.2 hereof.

      If Lessee commits an event of default as set forth in Subsections 10.1(b) through (f) hereof, and such failure shall continue unremedied for thirty (30) days after the Lessor shall have given to the Lessee written notice specifying such default. Provided, the Lessor may grant Lessee (in writing) such additional time as reasonably is required to correct any such default if Lessee has instituted corrective action and is diligently pursuing the same.

      Section 10.2 Remedies upon Lessee's Default and Failure to Cure. Whenever an event of default of Lessee shall occur, and upon Lessee's failure to cure, the Lessor may pursue any available right or remedy at law or equity, including:

      a. Termination. the Lessor may terminate this Agreement without delivery of notice to Lessee. In the alternative, and at its exclusive option, the Lessor may deliver to Lessee written notice of termination, specifying the date upon which the Agreement will terminate. In the event of termination, Lessee's rights to possession of the Leased Premises shall cease immediately. the Lessor may then reenter and take possession of the Leased Premises and Lessee forthwith shall surrender possession of the Leased Premises. Upon termination of this Agreement, Lessee shall be liable for payment of:

            (1) All sums accrued through the date of termination;

            (2) The balance of all rentals required to be paid by Lessee for the entire Term of the Agreement ("Outstanding Rental Balance");

            (3) The reasonable costs incurred by the Lessor to relet the Leased Premises, or any portion thereof; and

            (4) The reasonable cost incurred by the Lessor to restore the Leased Premises or any portion thereof to the condition in which they originally were leased, ordinary wear and tear excepted.

            All rentals received by the Lessor from reletting the Leased Premises after the termination of this Agreement shall be credited against the Outstanding Rental Balance. The acceptance by the Lessor of any rentals from Lessee after the termination of this Agreement shall not reinstate this Agreement.

      b. Nontermination. As an alternative remedy upon Lessee's default, the Lessor may elect not to terminate this Agreement in which event the Lessee shall continue to perform all conditions and obligations to be performed by Lessee hereunder, notwithstanding any entry or reentry by the Lessor, or commencement of any suit in unlawful detainer or other action brought by the Lessor for the purpose of effecting such entry or reentry or obtaining possession of the Leased Premises. After giving Lessee 10 days written notice, the Lessor may reenter the Leased Premises to take possession thereof. The Lessor shall use reasonable diligence to relet the Leased Premises upon such terms and conditions as the Lessor may deem advisable. Lessee agrees that this Agreement constitutes full and sufficient notice of the right of the Lessor to relet the Leased Premises in the event of such reentry, without effecting the surrender or termination of this Agreement. Rentals or other proceeds received by the Lessor from subletting the Leased Premises shall be credited against the Outstanding Rental Balance after deducting from such proceeds all of the Lessor's expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys fees, expenses of employees, removal costs, alteration costs and expenses of preparation for reletting.

      c. Release of Liability; Waiver. If the Lessor takes possession of the Leased Premises upon Lessee's default, the Lessor may expel Lessee and those claiming through or under Lessee and remove their property. The Lessor may remove all Lessee's property in or upon the leased premises and place such property in storage for the account of and at the expense of Lessee.

      d. Acceleration of Rentals. The Lessor may, at its option, declare installments of rentals payable under this Agreement for the remainder of the Term to be due and payable immediately.

      e. Remedies Cumulative. Each remedy available to the Lessor under this Section shall be cumulative and shall be in addition to every other remedy of the Lessor under this Agreement or existing at law or in equity.

      Section 10.3 Nonwaiver. Neither the waiver by the Lessor of any breach of Lessee of any provision hereof nor any forbearance by the Lessor to seek a remedy for any such breach shall operate as a waiver of any other breach by Lessee.

      Section 10.4 Event of Default by the Lessor, Lessee's Remedies. The Lessor shall not be in default in the performance of any of its obligations hereunder until the Lessor shall have failed to perform such obligations for thirty (30) days or such additional time as is reasonably required to correct any such nonperformance, after notice by Lessee to the Lessor specifying wherein the Lessor has failed to perform any such obligations; neither the occurrence nor existence of any default by the Lessor shall relieve Lessee of its obligation hereunder to pay rentals, fees and charges. However, Lessee may institute such action against the Lessor as Lessee may deem necessary to compel performance or recover its damages for non-performance.

      Section 10.5 Condemnation. If, at any time during the Term and any extended term, the Leased Premises or the improvements located thereon or any portion thereof shall be taken by exercise of the power of eminent domain by a governmental entity other than the Lessor, the Authority, or the City, the proceeds and awards in the condemnation proceedings shall be divided, and rentals required hereunder shall be adjusted in such manner as shall be just and equitable. If the Lessor and Lessee are unable to agree upon a just and equitable division of proceeds and adjustment of rentals within thirty days after rendition of any condemnation award, the matters then in dispute shall be submitted for determination by a court of competent jurisdiction. If the Leased Premises are taken wholly by condemnation, this Agreement shall terminate. Provided, valuation of Lessee's interest in the Leased Premises and any improvements thereon shall be determined in the manner set forth in the section entitled Termination of Agreement for Airport Purposes.

                                   ARTICLE XI
                             Transfer of Interests

      Section 11.1 Assignments by the Lessor and the City. The Lessor and the City may transfer or assign this Agreement to any successor in interest to whom the Airport may be sold or assigned; however, the successor in interest shall execute and deliver to the Lessor, with a copy to Lessee, an Instrument assuming the obligations of the Lessor and the City under this Agreement.

      Section 11.2 Assigning, Subletting and Encumbering.

      a. Lessee shall not assign, sublet or encumber the Leased Premises or any part thereof, including improvements thereon, without the Lessor's prior written consent. Provided, however, Lessor hereby specifically acknowledges the Assignment of Lease from Lessee to THE SABRE GROUP, INC., a Delaware corporation. Lessee shall notify TAIT of the business entity which shall be the final assignee pursuant to this Consent.

      b. Lessee shall pay the then current administrative fee required by the Lessor for the Lessor's approval of each (1) sale of leasehold improvements, (2) assignment, (3) collateral assignment, (4) release of lease, (5) amendment or supplement to this Agreement, or
            (6) any other modification to this Agreement requested by Lessee requiring approval by the Lessor. The administrative fee shall be paid to the Lessor by Lessee simultaneously with submission of Lessee's written request for the Lessor approval.

                                  ARTICLE XII
                                 Miscellaneous

      Section 12.1 Corporate Existence. If Lessee is a corporation, Lessee shall maintain its corporate existence, and Lessee shall not dispose of all or substantially all of its assets and shall not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it; however, without violating the prohibition contained in this section, consolidate with or merge into another corporation, or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entity and thereafter dissolve, if the surviving or transferee corporation (a) assumes in writing all of the obligations of Lessee herein, (b) has net assets and capital (both paid in and surplus) at least equal to the net assets and capital of Lessee immediately prior to such consolidation, merger, sale or transfer, and (c) is qualified to do business in Oklahoma.

      Section 12.2 Notices. All notices, certificates, statements, demands, requests, consents, approvals, authorizations, offers, agreements, appointments, designations or other communication which may be or are required to be given by either party thereto to the other shall be deemed to have been sufficiently given on the third day following the day on which the same are mailed by registered or certified mail, postage prepaid as follows, if to the Lessor or the Authority:

                        Tulsa Airports Improvement Trust
                        or Tulsa Airport Authority
                        Attention: Airports Director
                        P.0. Box 581838
                        Tulsa, Oklahoma 74158-1838

and if to Lessee:

                        American Airlines, Inc.
                        Attn: VP-CRE
                        P.O. Box 619616
                        Dallas-Ft. Worth Airport, TX 75261-9616

the Lessor, the Authority, or the Lessee may designate, by notice given hereunder, any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

      Section 12.3 Severability. In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof, unless such holding shall materially affect the rights of either party as set forth herein.

      Section 12.4 Entire Agreement; Modification. This Agreement expresses the entire understanding of the Lessor and Lessee concerning the Leased Premises and all agreements of the Lessor and Lessee with each other concerning the subject matter hereof. Neither the Lessor nor Lessee has made or shall be bound by any agreement or any representation to the other concerning the Leased Premises or the subject matter hereof which is not set forth expressly in this Agreement. This Agreement may be modified only by a written agreement of subsequent date hereto signed by the Lessor and Lessee.

      Section 12.5 Execution of Counterparts. This Agreement simultaneously may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

      Section 12.6 Effect of Sundays and Legal Holidays. Whenever this Agreement requires any action to be taken on a Sunday or a legal holiday, such action shall be taken on the first business day occurring thereafter. Whenever in this Agreement, the time within which any action is required to be taken, or within which any right will lapse or expire, shall terminate on Sunday or a legal holiday, such time shall continue to run until 11:59 p.m. on the next succeeding business day.

      Section 12.7 Descriptive Headings; Table of Contents. The descriptive headings of the Sections of this Agreement and any Table of Contents annexed hereto are inserted or annexed for convenience of reference only and do not constitute a part of this Agreement, and shall not affect the meaning, construction, interpretation or effect of this Agreement.

      Section 12.8 Choice of Law,, Enforcement. This Agreement shall be construed and enforced in accordance with the laws of the State of Oklahoma. Whenever in this Agreement it is provided that either party shall make any payment or perform, or refrain from performing, any act or obligation, each such provision, even though not so expressed, shall be construed as an express covenant to make such payment or to perform or not to perform, as the case may be, such act or obligation.

      Section 12.9 Force Majeure. Neither the Lessor nor Lessee shall be deemed in violation of this Agreement if it is prevented from performing any of the obligations hereunder by reason of embargoes, shortages or material, acts of God, acts of the public enemy, acts of superior governmental authority, weather conditions, floods, riots, rebellions, sabotage, or any other circumstances for which it is not responsible or which are not within its control, and the time for performance automatically shall be extended by the period the party is prevented from performing its obligations hereunder; however, these provisions shall not apply to the failure of Lessee to pay the rentals and other charges required hereunder.

      Section 12.10 Construction of Agreement. This Agreement and each provision and covenant hereof shall constitute both a contract and a sublease by and between the parties hereto.

      Section 12.11 Consent Not Unreasonably Withheld. Whenever it is provided herein that the consent of the Lessor, the City or Lessee is required, such consent shall not be unreasonably withheld, conditioned or delayed, except as provided herein.

      Section 12.12 Waiver of Depreciation and Tax Credit. Neither Lessee nor any successor in interest hereunder may claim depreciation or an investment tax credit with respect to property leased by the Lessor to Lessee under this Agreement.

      Section 12.13 Recovery of Attorney's Fees and Costs. If the Lessor shall bring any legal or equitable action against Lessee, and the Lessor shall be adjudged the prevailing party, Lessee shall pay the reasonable attorney's fee and costs incurred by the Lessor in such action and any appeal therefrom. For purposes of this section, "costs" shall include expert witness fees, court reporter fees, and court costs.

      Section 12.14 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Lessor, Lessee and their respective successors and assigns, if such assignment shall have been made in conformity with the provisions of this Agreement.

      IN WITNESS WHEREOF, the Lessor and Lessee have entered into this Amended
and Restated Sublease Agreement at Tulsa, Oklahoma on the   day of May, 1996.

                                        TULSA AIRPORTS IMPROVEMENT TRUST

ATTEST:
                                        BY: [ILLEGIBLE]
                                           -----------------------------------
                                           Chairman
- -----------------------------------
Secretary

APPROVED AS TO SUBSTANCE:


- -----------------------------------
Airports Director

APPROVED AS TO FORM:

- -----------------------------------
TAIT Counsel
                                        AMERICAN AIRLINES, INC.

                                        BY: /s/ GARY F. KENNEDY
                                           -----------------------------------
                                           Title
ATTEST:


/s/ CHARLES D. MARLETT
- -----------------------------------
Corporate Secretary
Charles D. Marlett

                LEGAL DESCRIPTION OF CO-LOCATED COMPUTER CENTER

Said parcel of land is more particularly described as:

      Commencing at the northeast corner of the SE/4, Section 13, T20N, R13E, Indian Meridian, Tulsa County, Oklahoma, thence in a southerly direction along the centerline of Mingo Road which is the east line of Section 13, a distance of 287.50 feet, thence in a westerly direction along a line perpendicular to centerline of Mingo Road a distance of 673.71 feet to the point of beginning:

Thence in a southerly direction along a line parallel to the centerline of
      Mingo Road a distance of 372.66 feet
Thence in a westerly direction along a line perpendicular to the centerline of
      Mingo Road a distance of 317.00 feet
Thence in a northerly direction along a line parallel to the centerline of
      Mingo Road a distance of 372.66 feet
Thence in an easterly direction along a line perpendicular to the centerline of Mingo Road a distance of 317.00 feet to the P.O.B.

said tract of land containing an area of 2.71 acres, more or less.


                                   EXHIBIT I

                       PLAT OF CO-LOCATED COMPUTER CENTER

                                     [MAP]


                                   EXHIBIT II